Exhibit 10.4

RESTRICTED STOCK AGREEMENT

ART’S-WAY MANUFACTURING CO., INC.
2011 EQUITY INCENTIVE PLAN

THIS AGREEMENT is made effective as of this ____ day of __________, 20__, by and between Art’s-Way Manufacturing Co., Inc., a Delaware corporation (the “Company”), and _________________________ (“Participant”).

W I T N E S S E T H:

WHEREAS, Participant is, on the date hereof, an Employee, Director of or a Consultant to the Company or one of its Subsidiaries; and

WHEREAS, the Company wishes to grant a restricted stock award to Participant for shares of the Company’s Common Stock pursuant to the Company’s 2011 Equity Incentive Plan (the “Plan”); and

WHEREAS, the Administrator of the Plan has authorized the grant of a restricted stock award to Participant;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1.           Grant of Restricted Stock Award.  The Company hereby grants to Participant on the date set forth above a restricted stock award (the “Award”) for  ________  (_________) shares of Common Stock on the terms and conditions set forth herein, which shares are subject to adjustment pursuant to Section 14 of the Plan.  The Company shall cause to be issued one or more stock certificates representing such shares of Common Stock in Participant’s name, and may deliver such stock certificate to Participant or may hold each such certificate until such time as the risk of forfeiture and other transfer restrictions set forth in this Agreement have lapsed with respect to the shares represented by the certificate.  The Company may also place a legend on such certificates describing the risks of forfeiture and other transfer restrictions set forth in this Agreement providing for the  return from Participant, if applicable, and cancellation of such certificates if the shares of Common Stock are forfeited as provided in Section 2 below.  Until such risks of forfeiture have lapsed or the shares subject to this Award have been forfeited pursuant to Section 2 below, Participant shall be entitled to vote the shares represented by such stock certificates and shall receive all dividends attributable to such shares, but Participant shall not have any other rights as a stockholder with respect to such shares.  [The Plan permits the Administrator to issue shares in book entry form.  Because the default in this Agreement is certificate form, it should be revised if shares are issued in book entry form in a particular instance.]

2.           Vesting of Restricted Stock.

a.           General.  The shares of Stock subject to this Award shall remain forfeitable until the risks of forfeiture lapse according to the following schedule:

Specified Date or Achievement	Number of Shares as to which
(each, a “Vesting Time”)	Risks of Forfeiture Lapse

[The date and time of day or	[to be completed]
certification of achievement
procedures should be approved when
award is granted and specified in
this section]

[OPTIONAL:  Notwithstanding anything in the Plan or this Agreement to the contrary, all risks of forfeiture to which this Award is subject shall lapse in full immediately prior to a Change of Control as defined in Section 1(e) of the Plan.]

b.           Termination of Relationship.  If Participant ceases to be [an Employee] [a Consultant] [a Director] of the Company or any Subsidiary for any reason, including Participant’s voluntary resignation, retirement, death or disability, Participant shall immediately forfeit all shares of Stock subject to this Award as to which the risks of forfeiture have not lapsed.

3.           General Provisions.

a.           Employment or Other Relationship.  This Agreement shall not confer on Participant any right with respect to continuance of employment or other relationship by the Company or any of its Affiliates, nor will it interfere in any way with the right of the Company to terminate such employment or relationship.  Nothing in this Agreement shall be construed as creating an employment or service contract for any specified term between Participant and the Company or any Affiliate.

b.           280G Limitations.  Notwithstanding anything in the Plan, this Agreement or in any other agreement, plan, contract or understanding entered into from time to time between Participant and the Company or any of its Subsidiaries to the contrary (except an agreement that expressly modifies or excludes the application of this Paragraph 4(b)), the lapse of the risks of forfeiture of this Award shall not be accelerated in connection with a Change of Control to the extent that such acceleration, taking into account all other rights, payments and benefits to which Participant is entitled under any other plan or agreement, would  constitute a "parachute payment" or an "excess parachute payment" for purposes of Code Sections 280G and 4999, or any successor provisions, and the regulations issued thereunder; provided, however, that the Administrator, in its sole discretion and in accordance with applicable law, may modify or exclude the application of this Paragraph 4(b).

c.           Securities Law Compliance.  Participant shall not transfer or otherwise dispose of the shares of Common Stock received pursuant to this Agreement until such time as the Company and its counsel shall have determined that such transfer or other disposition will not violate any state or federal securities laws.  Participant may be required by the Company, as a condition of the effectiveness of this Award, to give any written assurances that are necessary or desirable in the opinion of the Company and its counsel to ensure the issuance complies with applicable securities laws, including that all Common Stock subject to this Agreement shall be held, until such time that such Common Stock is registered and freely tradable under applicable state and federal securities laws, for Participant’s own account without a view to any further distribution thereof; that the certificates (or, if permitted, book entries) for such shares shall bear an appropriate legend or notation to that effect; and that such shares will be not transferred or disposed of except in compliance with applicable state and federal securities laws.

d.           Mergers, Recapitalizations, Stock Splits, Etc.  Except as otherwise specifically provided in any employment, change of control, severance or similar agreement executed by Participant and the Company, pursuant and subject to Section 14 of the Plan, certain changes in the number or character of the shares of Common Stock of the Company (through sale, merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend, or otherwise) shall result in an adjustment, reduction, or enlargement, as appropriate, in the number of shares subject to this Award.  Any additional shares that are credited pursuant to such adjustment shall be subject to the same restrictions as are applicable to the shares with respect to which the adjustment relates.

e.           Shares Reserved.  The Company shall at all times during the term of this Award reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.

f.           Withholding Taxes.  To permit the Company to comply with all applicable federal and state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that, if necessary, all applicable federal and state payroll, income or other taxes attributable to this Award are withheld from any amounts payable by the Company to Participant.  If the Company is unable to withhold such federal and state taxes, for whatever reason,  Participant hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law prior to the transfer of any certificates for the shares of Stock subject to this Award.  Subject to such rules as the Administrator may adopt, the Administrator may, in its sole discretion, permit Participant to satisfy such withholding tax obligations, in whole or in part, by delivering shares of the Company’s Common Stock, including shares of Common Stock received pursuant to this Award, having a Fair Market Value, as of the date the amount of tax to be withheld is determined under applicable tax law, equal to the statutory minimum amount required to be withheld for tax purposes.  In no event may the Participant deliver shares having a Fair Market Value in excess of such statutory minimum required tax withholding.  Participant’s election to deliver shares for purposes of such withholding tax obligations shall be made on or before the date that triggers such obligations or, if later, the date that the amount of tax to be withheld is determined under applicable tax law, and shall be irrevocable as of such date if approved by the Administrator.   Participant’s request shall comply with such rules as the Administrator may adopt to assure compliance with Rule 16b-3, if applicable.

g.           Nontransferability.  No portion of this Award for which the risks of forfeiture have not lapsed may be assigned or transferred, in whole or in part, other than by will or by the laws of descent and distribution.

h.           2011 Equity Incentive Plan.  The Award evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Participant and is hereby incorporated into this Agreement.  This Agreement is subject to and in all respects limited and conditioned as provided in the Plan.  All capitalized terms in this Agreement not defined herein shall have the meanings ascribed to them in the Plan.  The Plan governs this Award and, in the event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

i.           Lockup Period Limitation.  Participant agrees that in the event the Company advises Participant that it plans an underwritten public offering of its Common Stock in compliance with the Securities Act of 1933, as amended, the Participant will execute any lock-up agreement the Company and the underwriter(s) deem necessary or appropriate, in their sole discretion, in connection with such public offering.

j.           Blue Sky Limitation.  Notwithstanding anything in this Agreement to the contrary, in the event the Company makes any public offering of its securities and determines, in its sole discretion, that it is necessary to reduce the number of Restricted Stock Awards so as to comply with any state securities or Blue Sky law limitations with respect thereto, the Board of Directors of the Company shall remove the risks of forfeiture (in full or in part) to which this Award is subject, provided that the Company gives Participant 15 days’ prior written notice of such removal.  Notice shall be deemed given when delivered personally or when deposited in the United States mail, first class postage prepaid and addressed to Participant at the address of Participant on file with the Company.

k.           Affiliates.  Participant agrees that, if Participant is an “affiliate” of the Company or any Affiliate (as defined in applicable legal and accounting principles) at the time of a Change of Control (as defined in Section 1(e) of the Plan), Participant will comply with all requirements of Rule 145 of the Securities Act of 1933, as amended, and the requirements of such other applicable legal or accounting principles, and will execute any documents necessary to ensure such compliance.

l.           Stock Legend.  The Administrator may require that the certificates (or, if permitted, book entries) for any shares of Common Stock issued to Participant (or, in the case of death, Participant’s successors) shall bear an appropriate legend or notation to reflect the restrictions of Paragraph 3(c) and Paragraphs 3(i) through 3(k) of this Agreement; provided, however, that failure to so endorse any of such certificates shall not render invalid or inapplicable Paragraph 3(c) or Paragraph 3(i) through 3(k).

m.           Scope of Agreement.  This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and of Participant and any successors of Participant.  This Award is expressly subject to all terms and conditions contained in the Plan and in this Agreement, and Participant’s failure to execute this Agreement shall not relieve Participant from complying with such terms and conditions.

n.           Choice of Law.  The law of the state of Delaware shall govern all questions concerning the construction, validity, and interpretation of this Plan, without regard to that state’s conflict of laws rules.

o.           Severability.  In the event that any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

p.           Arbitration.  Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy.  If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years.  If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Emmet County, Iowa, select an arbitrator.  Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute.  The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded.  The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable  attorneys’ fees.  Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Emmet County, Iowa.

***Signature Page Follows***

ACCORDINGLY, the parties hereto have caused this Agreement to be executed on the day and year first above written.

Art’s-Way Manufacturing Co., Inc.

By:

Its:

Participant

[Restricted Stock Agreement Signature Page]

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